Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S
SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes all material provisions of the common stock, par value $0.01 per share, of Ecovyst Inc. The description of our common stock is qualified by reference to our certificate of incorporation and bylaws, and the respective amendments thereto, which are included as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

Common Stock

Shares Authorized. Our certificate of incorporation authorizes us to issue 450,000,000 shares of common stock, par value $0.01 per share.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of our common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.

Voting Rights. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock have no cumulative voting rights.

Except as otherwise required under the Delaware General Corporation Law or provided for in our certificate of incorporation, all matters other than the election of directors are determined by a majority of the votes cast on the matter and all elections of directors are determined by a plurality of the votes cast. However, we have implemented a Majority Voting Policy for uncontested director elections (elections in which the number of nominees for election does not exceed the number of directors to be elected). In the event that the votes “withheld” from a nominee’s election exceed the votes cast “for” that nominee’s election, such nominee shall be required to submit his or her resignation to the board of directors for consideration. The board of directors will then have the opportunity to determine whether to accept or reject such tendered resignation. The board of directors, in making its decision, may consider any factors or other information that it considers appropriate or relevant.

The board of directors will act within 120 days following certification of the shareholder vote. Thereafter, the board of directors will promptly publicly disclose, in a report furnished to the Securities and Exchange Commission, its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The board of directors may accept a director’s resignation or reject the resignation. If the board of directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board of directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the board of directors, in each case pursuant to our bylaws. If a director’s resignation is not accepted by the board of directors, such director will continue to serve until the next annual meeting of shareholders when such director’s class is up for re-election and until his or her successor is duly elected, or his or her earlier resignation or removal.

Preemptive Rights. Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion or Redemption Rights. Our common stock does not have any conversion rights and there are no redemption or sinking fund provisions applicable to our common stock.

Liquidation Rights. Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Stock Exchange Listing. Our common stock is listed on the New York Stock Exchange under the symbol “ECVT.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include:

Classified Board. Our certificate of incorporation provides that our board of directors be divided into two classes of directors: Class I and Class III, with the Class III directors consisting of those directors whose terms expire at the annual meeting of stockholders to be held in 2026 and the Class I directors consisting of those directors whose terms expire at the annual meeting to be held in 2027. From and after the election of directors at the annual meeting of stockholders to be held in 2027, the board of directors shall cease to be classified, and the directors elected at the annual meeting of stockholders to be held in 2027 (and each annual meeting of stockholders thereafter) shall be elected for terms expiring at the next succeeding annual meeting of stockholders. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors is fixed exclusively pursuant to a resolution adopted by our board of directors.

Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board or pursuant to a resolution adopted by a majority of the board of directors. Except as otherwise required by law, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Removal of Directors. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose, for so long as the board of directors is classified. Thereafter, our directors may be removed from office with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Advance Notice Procedures. Our bylaws have established an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. We have elected in our certificate of incorporation not to be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that INEOS Investments Partnership and investment funds affiliated with CCMP Capital Advisors, LP, and certain of their respective transferees and affiliates will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Exclusive Forum. Our certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable.